                                                              EXHIBIT 10.65

[CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]

                             LICENSING AGREEMENT

   THIS AGREEMENT shall be effective on the last date of execution hereof by and between MILES LABORATORIES, INC. (MILES), a corporation of the State of Delaware and having its principal place of business at 1127 Myrtle Street, Elkhart, Indiana 46515 and CIBA CORNING DIAGNOSTICS CORP. (CIBA CORNING), a corporation of the State of Delaware and having its principal place of business at 63 North Street, Medfield, Massachusetts 02052.

   WHEREAS, MILES owns all rights to United States Patent No. 4,380,580 and its corresponding foreign-filed counterparts covering certain chemiluminescent specific binding assay methods and reagent systems;

   WHEREAS, CIBA CORNING owns or controls patent rights and confidential know-how relating to certain chemiluminescent specific binding assay methods and reagent systems;

   WHEREAS, MILES intends to research and develop reagent systems for performing chemiluminescent specific binding assays which incorporate the above CIBA CORNING patent rights and/or confidential know-how;

   WHEREAS, CIBA CORNING intends to develop and market instruments and reagent systems for performing chemiluminescent immunoassays and desires to receive a nonexclusive license under the above MILES patent rights;

   WHEREAS, MILES is willing to grant such a license under the terms hereof which provide in part that MILES receive certain access and license rights to patent rights, know-how, and other proprietary rights owned or licensed to CIBA CORNING concerning its chemiluminescent immunoassay instrument and reagent systems; and

   WHEREAS, CIBA CORNING is willing to grant MILES such access and licensing rights under the terms hereof.

   NOW THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   1.1 "CLAIM" shall mean a patent claim which defines an invention which the patentee has been granted the right to exclude others from making, using, or selling throughout the granting country. The term does NOT include any claim which has

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been disclaimed, cancelled, or held to be invalid by a court of competent jurisdiction in a final decision from which no appeal has or can be taken.

   1.2 "LICENSED PATENTS" and "LICENSED PATENT APPLICATIONS" shall mean the patents and patent applications, including U.S. Patent No. 4,380,580 and its foreign filed counterparts, listed in Exhibit A attached hereto.

   1.3 "LIQUID-PHASE" as applied to any assay shall mean an assay in which the assay reaction and/or the measurement of generated signal takes place in the presence of a bulk solution or liquid, and specifically shall NOT include a solid-phase assay in which an assay reaction and/or the measurement of generated signal takes place in or on a solid, porous or nonporous, carrier such as, without limitation, a reagent strip, which solid carrier is not in contact with a bulk solution or liquid during such reaction or measurement.

   1.4 "CHEMILUMINESCENT IMMUNOASSAY" shall mean a LIQUID-PHASE heterogeneous chemiluminescent assay employing a chemiluminescent reactant as label and wherein the substance or condition to be determined, i.e., analyte of interest, is determined by binding thereto of an antibody or other specific binding protein.

   1.5 "CHEMILUMINESCENT BINDING ASSAY" shall mean a LIQUID-PHASE chemiluminescent assay employing a chemiluminescent reactant as label and wherein the analyte of interest is determined by binding of any kind of specific binding substance such as an antibody or other binding protein, nucleic acid, or the like. A CHEMILUMINESCENT IMMUNOASSAY is one type of CHEMILUMINESCENT BINDING ASSAY.

   1.6 "LICENSED PRODUCT" shall mean a product for performing a CHEMILUMINESCENT IMMUNOASSAY only, and no other product, which when made, used, or sold would infringe a CLAIM of a LICENSED PATENT.

   1.7 "INSTRUMENT SYSTEM" shall mean the hardware and software components of an instrument capable of running CHEMILUMINESCENT BINDING ASSAYS.

   1.8 "MILES" and "CIBA CORNING" shall include, unless expressly provided otherwise herein, all of their respective Affiliates, and shall in the case of MILES specifically include Bayer AG, Germany, and its Affiliates. Affiliates shall mean any corporation or other business entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect beneficial ownership of at least fifty

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percent (50%) of the voting stock or the maximum amount allowed under local law, or at least fifty percent (50%) interest in the income, of such corporation or other business entity.

   1.9 "NET SALES" shall mean invoiced price for sales less actual credited allowances to customers for spoiled, damaged, outdated, or returned LICENSED PRODUCT.

   1.10 "CONFIDENTIAL MATTER" shall mean information or material, whether of a technical, business, or other nature, which constitutes a trade secret, know-how or other confidential asset not within the public domain.

   1.11  "PROPRIETARY TECHNOLOGY" shall mean patent rights and CONFIDENTIAL
MATTER.


                                   ARTICLE 2

                            LICENSE TO CIBA CORNING

   2.1 MILES grants to CIBA CORNING a worldwide, nonexclusive, nontransferable right and license, with no right to grant any sublicenses, to make, have made, use, and sell LICENSED PRODUCTS. Accordingly, the license to CIBA CORNING includes the right of CIBA CORNING and purchasers of its LICENSED PRODUCTS to practice methods covered by the LICENSED PATENTS and LICENSED PATENT APPLICATIONS only by using such LICENSED PRODUCTS.


                                    ARTICLE 3

                                ROYALTY TO MILES

   3.1 In consideration for the above license, CIBA CORNING shall pay MILES a royalty of [Confidential Treatment Requested] of NET SALES of LICENSED PRODUCTS by CIBA CORNING. LICENSED PRODUCT shall be considered as sold when invoiced to the customer. Royalty shall be due for sales to an Affiliate only if LICENSED PRODUCT is consumed by such Affiliate, in which case, royalty shall be calculated from the invoiced price to such Affiliate or a reasonable arms-length invoice price if such Affiliate is treated on a more favorable basis than the general trade. Otherwise, royalty shall be due when sold by such Affiliate to a third party and NET SALES calculated based on the invoiced price to such party.

   3.2 No royalty shall be due for sales of a LICENSED PRODUCT covered by a LICENSED PATENT APPLICATION but not by a LICENSED PATENT.

   3.3 If during the term of the license granted to CIBA CORNING hereunder MILES grants a license to a third party other than an Affiliate to make, have made, use, or sell LICENSED

PRODUCT at a royalty rate that is less than [Confidential Treatment Requested], MILES shall so notify CIBA CORNING in writing and the royalty rate set forth in Paragraph 3.1 above shall thereupon become the same as the royalty rate for such third party.


                                    ARTICLE 4

                              PAYMENTS AND RECORDS

   4.1 CIBA CORNING shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder.

   4.2 CIBA CORNING shall, upon request of MILES, permit an independent public accountant selected by MILES to have access during ordinary business hours to such records as may be necessary to determine either the accuracy of any report or the sufficiency of any payment made under this Agreement within two (2) years prior to such request. Such accountant shall disclose to MILES only information necessary to inform MILES of:

   a)  the accuracy of the reports of CIBA CORNING and payments to MILES; and

   b)  the extent of any inaccuracy or noncompliance.

The accountant shall be paid by MILES unless a deficiency of greater than ten percent (10%) is reported, whereupon CIBA CORNING shall pay all such accountant costs and fees.

   4.3 On or before thirty (30) days after March 31, June 30, September 30, and December 31 of each year throughout the term of this Agreement, CIBA CORNING shall deliver to MILES a quarterly written statement of account of NET SALES of LICENSED PRODUCT. The first written statement delivered to MILES shall include an accounting of all NET SALES of LICENSED PRODUCT which occurred prior to the effective date hereof.

   4.4 Payment of royalties shall accompany each statement submitted in accordance with Paragraph 4.3 above.

   4.5 If the manufacture, use or sale of a LICENSED PRODUCT in a particular country infringes a dominant patent of a third party, CIBA CORNING shall, upon written notice to MILES, have the right to deduct from royalty due MILES on account of sales of such LICENSED PRODUCT in such country any royalty required to be paid to such third party to continue the manufacture, use and sale thereof, provided, however, that any such deduction shall not exceed fifty-percent (50%) of such royalty due MILES. For the purposes of this Paragraph, a dominant patent shall mean a patent having a claim that is of such breadth that there is no subject matter of any claim in the LICENSED PATENTS in such country that could be made, used and sold without infringing such patent.

   4.6 If royalties are not paid when due, interest shall be accrued on the unpaid royalties from the date due until paid, at a rate per annum which shall be the lesser of either:

   a) the prime rate of the Citibank, N.A., New York, then in force for short-term borrowing; or

   b) the maximum legal rate then permitted under the laws of the Commonwealth of Massachusetts.

   4.7 All amounts due hereunder shall be payable in United States dollars. All royalty due as a result of sales in countries foreign to the United States shall be converted for calculation purposes into equivalent United States dollars at the exchange rate of Citibank, N.A., New York, at the close of business on the last business day of the quarterly reporting period.

                                  ARTICLE 5

                                MILES' PATENTS

   5.1 MILES shall pay for all expenses in prosecuting, maintaining, and litigating the LICENSED PATENTS and LICENSED PATENT APPLICATIONS. MILES shall maintain the LICENSED PATENTS in all countries in which CIBA CORNING is selling LICENSED PRODUCT and paying MILES royalty therefor.

   5.2 CIBA CORNING shall provide MILES with any reasonable assistance in furtherance of MILES' performance in Paragraph 5.1 above, provided that MILES requests such assistance in writing and is willing to either pay CIBA CORNING or credit CIBA CORNING against royalties for CIBA CORNING's reasonable expenses in providing such assistance.

   5.3 MILES warrants that it has good, clear title to the LICENSED PATENTS and LICENSED PATENT APPLICATIONS.

   5.4 MILES shall retain the exclusive right and power to institute and prosecute, at its sole discretion, actions for infringement of any LICENSED PATENT and to seek and receive any relief appropriate under the governing law. However, if during the term of the license granted to CIBA CORNING hereunder CIBA CORNING notifies MILES in writing of infringement by a third party of any LICENSED PATENT in a particular country on account of the manufacture, use or sale of a product substantially competitive with a then existing LICENSED PRODUCT sold by CIBA CORNING in such country, and MILES does not within a period of one (1) year from the date of such notice
(a) institute legal action to attempt to abate such infringement or cause it to cease, or (b) cause such infringement to cease by means deemed appropriate by MILES other than legal action and including the grant of a license, then CIBA CORNING shall have the right to withhold any and all royalties due thereunder for sales of such LICENSED PRODUCT in such country after the end of such one (1) year period; provided, however, that if MILES shall institute legal action against one infringer of its LICENSED PATENTS, it shall not be obligated to institute legal action against a second or subsequent infringers during the pending of such action. If after CIBA CORNING has rightfully begun withholding royalty to MILES the infringement ceases for whatever reason, MILES shall have the right to reinstate the royalty due hereunder by written notice to CIBA CORNING, and if such cessation occurred as the result of legal action taken by MILES, CIBA CORNING shall, within ninety (90) days of such notice, pay MILES fifty-percent (50%) of all royalty withheld because of such infringement.

   5.5 Except as provided expressly above, nothing in this Agreement shall be construed as:

   (a) A warranty or representation by MILES as to the scope or validity of any CLAIM in any LICENSED PATENT;

   (b) A warranty or representation by MILES that any product made, used, or sold by CIBA CORNING under any license granted hereunder is or will be free from infringement of patents of any third parties;

   (c) An obligation or requirement on the part of MILES to bring or prosecute any action or suit against any third party for infringement of any LICENSED PATENT;

   (d) Conferring a right to CIBA CORNING to use in advertising, publicity, or any other manner any trademark or trade name of MILES without specific written consent; or

   (e) A warranty or representation by MILES as to the safety or efficacy of any LICENSED PRODUCT made, used, or sold by CIBA CORNING.

   5.6 CIBA CORNING shall mark LICENSED PRODUCTS with the appropriate patent numbers of the covering LICENSED PATENTS in compliance with the laws of the country in which such PRODUCTS are sold.

                                    ARTICLE 6

                                TECHNOLOGY ACCESS

     6.1  In further consideration of the license granted to CIBA CORNING under
Article 2 above, MILES is granted limited, reasonable access, as defined by the provisions set forth below, to CIBA CORNING PROPRIETARY TECHNOLOGY to enable MILES at its discretion to develop and commercialize CHEMILUMINESCENT BINDING ASSAYS for use on INSTRUMENT SYSTEMS marketed by CIBA CORNING.

     6.2 For so long as CIBA CORNING is engaged in research, development, manufacture, and/or marketing of CHEMILUMINESCENT IMMUNOASSAY products and/or INSTRUMENT SYSTEMS therefor, MILES and CIBA CORNING shall exchange information and materials under the confidentiality provisions of ARTICLE 8 hereof for the purpose of enabling MILES at its discretion to develop, commercialize and maintain CHEMILUMINESCENT BINDING ASSAYS for new analytes or using new assay methodologies (such new assays being referred to herein as MILES Assays, with the assays developed by CIBA CORNING being referred to herein as CIBA Corning Assays) which are compatible with CIBA CORNING INSTRUMENT SYSTEMS for CHEMILUMINESCENT IMMUNOASSAYS, while making CIBA CORNING aware in advance of such MILES Assays that MILES wishes to develop and commercialize. Examples of specific information and materials which are appropriate for exchange and which in particular MILES shall need to know and/or have concerning the CIBA CORNING efforts are set forth in Exhibit B attached hereto.

     6.3 MILES shall be granted [Confidential Treatment Requested] licenses and sublicenses under CIBA CORNING PROPRIETARY TECHNOLOGY relating to CHEMILUMINESCENT BINDING ASSAYS to perform research and development of MILES Assays as provided in Article 7 hereof.

     6.4 Any materials needed by one party from the other in order to meet the above objectives shall be supplied in reasonable amounts and purchased at a [Confidential Treatment Requested].

     6.5 The procedure for the exchanges referred to in Paragraph 6.2 above shall be as follows unless modified by an agreement in writing by both parties:

     a) MILES and CIBA CORNING hereby designate Dr. Robert T. Buckler and Dr. Graham P. Lidgard as their respective Official Correspondents hereunder;

     b) All documents shall be sent inter partes through the Official Correspondents;

     c) All meetings shall be attended by the Official Correspondents or their designated alternate;

     d) Quarterly face-to-face meetings shall be scheduled through the Official Correspondents so as to discuss any progress by either party;

     e) Quarterly written reports of a summary nature on the progress by each party shall be exchanged between the Official Correspondents;

     f) Special interim meetings can be scheduled as needed and agreed upon through the agreement of the Official Correspondents; and

     g) Any change in Official Correspondent for a party shall be made by written notification to the other party.


     6.6 In the event that MILES in cooperation with CIBA CORNING is successful in developing MILES Assays for the CIBA CORNING INSTRUMENT SYSTEMS and desires to proceed to have such Assay marketed for such INSTRUMENT SYSTEMS, the parties will engage in good faith discussions concerning the manufacture, labeling, and marketing of products for such Assays on a case-by-case basis, it being understood that neither party shall require unreasonable terms in order to reach agreement. It is presently intended that:

     (1) The manufacture of Assay reagents and/or assembly of the finished product will be performed by the party which can do so most economically,

     (2) An appropriate MILES trade name or trademark will appear prominently on the product,

     (3) CIBA CORNING will use reasonable efforts to promote and market the product,

     (4) If the result of negotiation is that CIBA CORNING makes and sells a particular MILES Assay, then CIBA CORNING shall pay MILES [Confidential Treatment Requested] which in the normal case will be generally equal to the [Confidential Treatment Requested],

     (5) If the result of negotiation is that MILES makes and CIBA CORNING sells a particular MILES Assay, then a transfer price from MILES to CIBA CORNING shall be negotiated which in the normal course will provide

          Miles with a [Confidential Treatment Requested] and

     (6) If the result of negotiation is that each party makes one or more components of a particular MILES Assay and CIBA CORNING sells the finished product, then the transfer price or prices for goods transferred between the parties shall be negotiated and CIBA CORNING shall pay MILES a [Confidential Treatment Requested].

     6.7 The design and development of the INSTRUMENT SYSTEMS and CIBA CORNING Assays shall be at the sole discretion of CIBA CORNING. MILES shall have no right to require any particular performance or design features, however, CIBA CORNING will reasonably consider the needs of MILES for performing MILES Assays on its INSTRUMENT SYSTEMS and if changes are made which incur additional costs to CIBA CORNING, MILES shall be required to pay its fair share of such costs which in appropriate cases may constitute the entire amount of such costs.

     6.8 In the event that CIBA CORNING decides to end its marketing of INSTRUMENT SYSTEMS for which MILES Assays are being or have been developed, MILES shall have the right upon prompt written request to CIBA CORNING to receive the transfer of all necessary PROPRIETARY TECHNOLOGY from CIBA CORNING within a reasonable time to enable MILES to continue the manufacture and marketing of such INSTRUMENT SYSTEMS and the MILES and CIBA CORNING Assays. Appropriate compensation, including royalties, shall be paid by MILES for such transfer, which compensation shall be negotiated in good faith. CIBA CORNING shall have no obligation to transfer PROPRIETARY TECHNOLOGY to MILES for any INSTRUMENT SYSTEM that has no connection to any MILES Assay.

     6.9 In the event that MILES decides to end its involvement with a particular MILES Assay after such has been commercially introduced for use on a CIBA CORNING INSTRUMENT SYSTEM, CIBA CORNING shall have the right upon prompt written request to MILES to receive the transfer of all necessary PROPRIETARY TECHNOLOGY from MILES within a reasonable time to enable CIBA CORNING to continue the manufacture and marketing of such MILES Assay, but only on INSTRUMENT SYSTEMS of CIBA CORNING. CIBA CORNING shall pay MILES appropriate compensation, including royalties, for such transfer, which compensation shall be negotiated in good faith.

     6.10 In the event that MILES sees a marketing opportunity for CHEMILUMINESCENT BINDING ASSAYS which would require the design and development of a new INSTRUMENT SYSTEM and [Confidential Treatment Requested] MILES shall pay CIBA CORNING appropriate compensation, including royalties, for such transfer, which compensation shall be negotiated in good faith.

     6.11 ALL PROPRIETARY TECHNOLOGY resulting during the term hereof solely from the efforts of employees, officers or agents of one of the parties hereto shall be the property of such party and the other party hereto shall have no right or license with respect to such PROPRIETARY TECHNOLOGY except as expressly provided in this Agreement.

     6.12 In the event that PROPRIETARY TECHNOLOGY results during the term hereof from the joint efforts of employees, officers, or agents of both parties, such PROPRIETARY TECHNOLOGY shall be the property of the party whose research and development efforts were most closely related to such PROPRIETARY TECHNOLOGY at the time of its creation. The other party hereto shall [Confidential Treatment Requested] If the owning party decides not to seek patent protection for such PROPRIETARY TECHNOLOGY, the other party shall have the right to do so at its own expense and through counsel of its own choosing. If patent protection is sought, the non-filing party shall cooperate in the preparation, filing, and prosecution of covering patent applications without additional consideration. Furthermore, if the owning party declines to sue or license a third party for infringement after written notice by the other party, such other party shall have the right and power to do so at its own expense and through counsel of its own choosing.


                                    ARTICLE 7

                                LICENSES TO MILES

     7.1 CIBA CORNING grants MILES [Confidential Treatment Requested] licenses and sublicenses under any PROPRIETARY TECHNOLOGY owned, controlled, or licensed to CIBA CORNING relating to chemiluminescent and instrument technology as used in CHEMILUMINESCENT BINDING ASSAYS needed by MILES to perform research and development of MILES Assays as contemplated under Paragraph 6.2 hereof.

     7.2  Any licenses and sublicenses to MILES pursuant to Paragraphs 6.6,
6.8 and 6.10 shall be negotiated in good faith and reduced to a written agreement. Neither party shall take a position in any such negotiations that would unreasonably restrict the commercialization of MILES Assays.

     7.3 CIBA CORNING represents and warrants that it has the right and power to grant licenses and sublicenses to MILES under all PROPRIETARY TECHNOLOGY presently owned, controlled, or licensed to CIBA CORNING relating to CHEMILUMINESCENT BINDING ASSAYS, including, without limitation, the licenses held by CIBA CORNING [Confidential Treatment Requested]. Further, CIBA CORNING shall be obligated to use its best efforts to obtain the right to sublicense MILES under any PROPRIETARY TECHNOLOGY hereafter licensed to CIBA CORNING relating to CHEMILUMINESCENT BINDING ASSAYS. If hereafter CIBA CORNING negotiates with a third party to be granted a license under

PROPRIETARY TECHNOLOGY relating to CHEMILUMINESCENT BINDING ASSAYS and such third party refuses to include a right to grant sublicenses in general, CIBA CORNING's best efforts shall require that [Confidential Treatment Requested].


                                    ARTICLE 8

                                 CONFIDENTIALITY

     8.1 All information and materials exchanged between the parties in performing hereunder shall be deemed CONFIDENTIAL MATTER as provided below.

     8.2 CONFIDENTIAL MATTER received by a party from the other shall not be disclosed by such receiving party to any third party, or used by such receiving party for its benefit, or that of a third party, except as expressly provided herein.

     8.3  To be accorded treatment as CONFIDENTIAL MATTER, however, such MATTER:

        (a) must be first disclosed to the receiving party in writing and plainly marked "Confidential", or similar words: or

        (b) if first disclosed orally, must be reduced to writing by the disclosing party and plainly marked "Confidential", or similar words, and delivered to the receiving party within ninety (90) days of its first oral disclosure to the receiving party; or

        (c) if a physical thing, must be marked "Confidential", or similar words, or be accompanied by a writing specifically identifying such thing as "Confidential".


Information and material provided by one party to the other hereunder which is not identified as "Confidential" as provided above shall be considered as given and received without any obligation of confidentiality or nonuse and the receiving party shall be free to use such information in any way it sees fit, subject only to any rights that the disclosing party may have under the Patent Laws.

   8.4 The terms of this Agreement, including all Exhibits, shall be considered CONFIDENTIAL MATTER.

   8.5 This Agreement shall supersede the Letter of Confidentiality dated May 13, 1986 between the parties, attached hereto as Exhibit C, and all information protected thereunder shall be considered CONFIDENTIAL MATTER hereunder and subject to the terms and conditions hereof.

   8.6 The obligations of confidentiality and nonuse of this ARTICLE 8 shall not apply to information or material:

   (a) Which is known by the receiving party prior to receipt from the disclosing party as evidenced by documents in the possession of the receiving party at the time of disclosure,

   (b) Which, after receipt from the disclosing party, is disclosed to the receiving party by a third party having the legal right to do so,

   (c) Which is available to the public at the time of receipt from the disclosing party,

   (d) Which becomes available to the public after receipt from the disclosing party through no fault of the receiving party,

   (e) Which is required, in the opinion of legal counsel of the receiving party, to be disclosed for securing approval of governmental health regulatory agencies, including but not limited to the U.S. Food and Drug Administration, to market products contemplated hereunder, provided that the receiving party shall use its reasonable efforts to seek to obtain from such agencies such protection for such information against public disclosure as may be legally available,

   (f) Which is required, in the opinion of legal counsel for the receiving party, to be disclosed for the filing of patent applications by the receiving party, provided that the disclosing party is timely advised of the receiving party's intention to include such information in a patent application of the receiving party and the disclosing party does not notify the receiving party within thirty (30) days of its objection to such disclosure,

   (g) Which is reasonably necessary to be disclosed by the receiving party to its individual agents or third parties who require knowledge hereof in order to perform their normal duties or services, such as legal counsel, certified public accountants, and the like.

        provided that such agents and third parties are advised of and acknowledge the confidential nature of such disclosure, or

   (h) Which is otherwise reasonably necessary to be disclosed in order to perform hereunder, including marketing and promotional activities relating to successfully developed Assays.

   8.7 Each party shall use the same level of care in complying with the obligations hereof respecting CONFIDENTIAL MATTER as it does with respect to its own information of similar nature. The parties mutually represent and warrant that each and every employee who will have access to the other party's CONFIDENTIAL MATTER hereunder shall be under contractual obligation not to disclose or use such CONFIDENTIAL MATTER except as directed by such party.

                                    ARTICLE 9

                               TERM AND TERMINATION

   9.1 Either party may terminate this Agreement at anytime if the other party fails to perform any material covenant, condition, or limitation herein, provided such other party shall not have remedied its failure within sixty (60) days after receipt of written notice of such failure.

   9.2 If performance of this Agreement or any part hereof by either party shall be rendered unenforceable or impossible under, or in conflict with any law, regulation, or official action by any government agency having jurisdiction over such party; then such party shall not be considered in default by reason of failure to perform and the validity of all remaining provisions hereof shall not be affected by such result.

   9.3 CIBA CORNING may terminate that portion of this Agreement consisting of ARTICLES 2, 3, 4 and 5 concerning the nonexclusive license grant by MILES at any time for any reason upon ninety (90) days written notice to MILES, provided that any such termination shall not relieve CIBA CORNING of the obligation to pay royalties or make any other payments accruing to MILES prior to the effective termination date and further that the remaining portion hereof, particularly the provision of ARTICLES 6, 7 and 8 shall be unaffected and continue in full force and effect.

   9.4  Unless earlier terminated by CIBA CORNING as provided in Paragraph
9.1 or 9.3 above, the provisions of ARTICLES 2, 3, 4 and 5 shall continue until the expiration of the last patent to expire in the LICENSED PATENTS.

   9.5 The provisions of ARTICLES 6 and 7 shall remain in full force and effect until the parties mutually agree in writing to their termination, unless earlier terminated under the provisions of Paragraph 9.1 above, provided, however, that the provisions of ARTICLES 6 and 7 shall terminate upon written notice by CIBA CORNING if MILES does not approach CIBA CORNING to negotiate for the commercialization of a MILES Assay under Paragraph 6.6 hereof within six (6) years of the effective date hereof or thereafter if no MILES Assays are sold for a continuous period of two (2) years. All obligations of confidentiality and nonuse created under ARTICLE 8 shall survive the termination of the provisions of ARTICLES 6 and 7 for three (3) years.

   9.6 Neither party shall be liable to the other for any failure to perform or any delay in performance hereunder where such delay is occasioned by strikes or other labor difficulties, civil disorders, armed conflict, embargoes, fires, floods, accidents or other causes or any kind or extent beyond the control of such party.


                                   ARTICLE 10

                                     NOTICES

   10.1 Any notice required or permitted by this Agreement shall be in writing. A notice shall be considered served when deposited in the national postal system in a sealed envelope with sufficient postage affixed, registered, or certified with return receipt requested, and addressed to the party to whom such notice is directed at its post office address given below:

If to MILES:           Miles Laboratories, Inc.
                       P.O. Box 40
                       Elkhart, IN 46515

          Attention:   (Official Correspondent)
                       and Director of Patents, Trademarks and Licensing

If to CIBA CORNING:    Ciba Corning Diagnostics Corp.
                       67 North Street
                       Medfield, MA 02051

          Attention:   (Official Correspondent)

                                 ARTICLE 11

                               INTERPRETATION

   11.1 This Agreement shall be construed and the rights of the parties hereunder shall be determined in the Commonwealth of Massachusetts, in accordance with the laws of the Commonwealth of Massachusetts.

   11.2 All section captions or titles are inserted herein for ready reference only and are without contractual significance or effect.

                                 ARTICLE 12

                                 ASSIGNMENT

   12.1 Except where the assignee is a successor in business, CIBA CORNING must have written consent from MILES in order to assign this Agreement.

   12.2 Except where the assignee is a successor in business, MILES must have written consent from CIBA CORNING in order to assign this Agreement.

                                  ARTICLE 13

                               ENTIRE AGREEMENT

   13.1 This writing constitutes the entire agreement between MILES and CIBA CORNING relating to the subject matter hereof. There are no understandings, representations, or warranties of any kind except as expressly set forth herein.

   13.2 The Agreement may NOT be waived, altered, extended, or modified except by written agreement of the parties.


                                  ARTICLE 14

                           INDEPENDENT CONTRACTORS

   14.1 The performance of each party thereunder is undertaken as an independent contractor and not as an agent or partner of the other party. Neither party shall enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party, any contractual obligation, expense, or liability whatsoever.

   IN WITNESS WHEREOF, CIBA CORNING and MILES have duly signed and have made delivery to the other.

MILES LABORATORIES, INC.


By_______________________________

       Executive Vice President
Title  _________________________________

       December 18, 1986
Date ___________________________________


CIBA CORNING DIAGNOSTICS CORP.


By_______________________________________

       Vice President and General Manager
       Special Chemistry Systems
Title ___________________________________

       December 4, 1986
Date ____________________________________


ALK/mc

                          [CIBA-CORNING LETTERHEAD]

                                               December 18, 1992

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Miles Laboratories, Inc.
P.O. Box 40
Elkhart, IN 46515

Attention: Director of Patents, Trademarks and Licensing

       RE: Licensing Agreement between Miles Laboratories, Inc. and
           Ciba Corning Diagnostics Corp.

Dear Sir or Madam:

   Pursuant to Article 9.5 of our Agreement of December 18, 1986, Ciba Corning Diagnostics Corp. hereby gives Miles Laboratories, Inc. notice of termination of the provisions of ARTICLES 6 and 7 of that Agreement.

                                         Sincerely,



                                         Jeffrey Rudin
                                         Vice President and
                                         General Counsel

JR/gg